QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF MINNESOTA

********************************************************************************************************

In re:
CHAPTER 11 CASE
ANGEION CORPORATION,
Debtor,	BKY 02-32260

********************************************************************************************************

ORDER AND NOTICE CONFIRMING PLAN AND FIXING TIME LIMITS

        The plan filed by Debtor, its proponent, was transmitted to all creditors and other parties in interest. It has now been determined, after hearing on notice, that the requirements for confirmation set forth in 11 U.S.C §1129 have been satisfied.

        IT IS THEREFORE ORDERED:

        1.    CONFIRMATION OF PLAN.    The plan filed by ANGEION CORPORATION, on September 4, 2002, and dated September 4, 2002, is confirmed.

        2.    PROFESSIONAL FEES AND OTHER ADMINISTRATIVE EXPENSES.    All applications for award of compensation or expenses to a trustee, examiner, attorney or other professional person, and all other requests to order payment of an administrative expense, shall be made by motion under Local Rules 2016-1 or 3002-2, and shall be served and filed within 30 days after the date of this order.

        3.    OBJECTIONS TO CLAIMS.    All objections to proofs of claim shall be made by motion under Local Rule 3007-1, and shall be served and filed within 30 days after the date of this order, or 30 days after the claim was filed, whichever is later.

        4.    OTHER PROCEEDINGS.    All other motions, applications or complaints shall be filed within 60 days after the date of this order. Any time limit provided in this order may be extended or waived by the court for cause after notice and a hearing. Nothing in this order shall preclude any proceeding in another court with jurisdiction and within time limits otherwise applicable.

        5.    MAILING OF NOTICE.    The clerk shall forthwith mail copies of this order, as notice of entry of this order and confirmation of the plan, to the entities specified in Local Rules 9013-3 and to all creditors and other parties in interest. The proponent of the plan shall forthwith mail copies of this order as notice thereof to all equity security holders of the debtor.

Dated: October 24, 2002
/e/ DENNIS D. O'BRIEN BANKRUPTCY JUDGE
ELECTRONIC NOTICE OF ENTRY AND FILING ORDER OR JUDGMENT Filed and Docket Entry made on October 24, 2002 Patrick G. De Wane, Clerk By DLR Deputy Clerk

STATE OF MINNESOTA	)
) ss.
COUNTY OF RAMSEY	)

        I, Doretta Raymond, hereby certify: That I am the Judicial Assistant for Judge Dennis D. O'Brien of the United States Bankruptcy Court for the Third Division of the District of Minnesota, at St. Paul, Minnesota; that on October 24, 2002, true and correct copies of the annexed ORDER were placed by me in individually stamped official envelopes; that said envelopes were addressed individually to each of the persons, corporations, and firms at their last-known addresses appearing hereinafter; that said envelopes were sealed and on the day aforementioned were placed in the United States mails at St. Paul, Minnesota, to:

U. S. TRUSTEE
1015 U. S. COURTHOUSE
300 SO. 4TH STREET
MINNEAPOLIS, MN 55415

RICHARD JAHNKE
ANGEION CORPORATION
350 OAK GROVE PKWY
ST PAUL MN 55127

MICHAEL L. MEYER, ESQ.
4545 IDS CENTER
MINNEAPOLIS, MN 55402

WILLIAM I. KAMPF, ESQ.
821 MARQUETTE AVE., 901 FOSHAY TOWER
MINNEAPOLIS, MN 55402

and this certificate is made by me.

Filed on October 24, 2002 Patrick G. De Wane, Clerk By dlr, Judicial Assistant	/e/ Doretta Raymond

QuickLinks

UNITED STATES BANKRUPTCY COURT DISTRICT OF MINNESOTA
ORDER AND NOTICE CONFIRMING PLAN AND FIXING TIME LIMITS